Exhibit 99.1

NEWS RELEASE

POPEYES LOUISIANA KITCHEN, INC. CHIEF BRAND EXPERIENCE OFFICER

ADOPTS 10b5-1 TRADING PLAN

Popeyes Louisiana Kitchen, Inc. (NASDAQ: PLKI) today announced that Richard H. Lynch, chief brand experience officer, has established a trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act. Rule 10b5-1 permits individuals who are not then in possession of material non-public information to establish pre-arranged plans to buy or sell stock. The rule allows individuals to buy or sell shares of stock at a specific price in the future, regardless of any subsequent material non-public information.

This plan was adopted to enable Mr. Lynch to exercise and sell a portion of his PLKI stock options as part of Mr. Lynch’s long-term tax and asset diversification strategy. Utilizing this type of plan, Mr. Lynch can diversify his investment portfolio, spreading stock trades out over an extended period of time, reducing market impact. If all sales in this plan are transacted, Mr. Lynch’s holdings will continue to remain in excess of three times his base salary.

Under the plan, Mr. Lynch intends to exercise up to 45,000 stock options, subject to the market price of the company’s common stock, which were granted in March of 2008 and are set to expire in March of 2015, all as set forth in his trading plan. The trading plan goes into effect September 24, 2014 and will expire on February 18, 2015.

Corporate Profile

Popeyes Louisiana Kitchen, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of July 13, 2014, Popeyes had 2,262 operating restaurants in the United States, three territories, and 26 foreign countries. The Company’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. Popeyes Louisiana Kitchen, Inc. can be found at www.Popeyes.com.

Forward Looking Statement

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to the trading plan described above. These forward-looking statements are based upon current plans and expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company. These risks, uncertainties and other factors are described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

NEWS RELEASE

Popeyes Contact Information

Investor inquiries:

Tony Woodard, Vice President Finance

(404) 459-4585 or investor.relations@popeyes.com

Media inquiries:

Todd Burke, Vice President Corporate Communications

(404) 459-4737 or Todd.Burke@popeyes.com

Or

Jennifer Webb, Coltrin & Associates

212-221-1616 ext. 111 or Jennifer_webb@coltrin.com